Exhibit 10.3

Summary of Designated Independent Directors Compensation Program

Designated independent members of the Board of Directors of MModal, Inc. (the “Company”) shall be compensated as follows:

Annual Retainer:	Directors - $50,000 annually, payable quarterly in arrears, pro-rated as applicable.

Chairman of the Audit Committee - an additional $10,000 paid in two installments, payable quarterly in arrears, pro-rated as applicable.

Restricted Stock:
An annual restricted stock grant shall be made within 10 days of the Company's annual shareholders' meeting with a grant date value of $55,000 for Directors based upon the closing price of the Company's common stock.

The only restriction on the restricted shares shall be continuing service with the Company until the first anniversary of the grant date, such that each grant will vest in full on the first anniversary of the date of such grant (except as provided below with respect to the annual restricted stock grant for 2012).

With respect to the annual restricted stock grant for 2012, in order to properly compensate for Board service during the fourth quarter of 2011 and first quarter of 2012, such grant will vest on January 1, 2013 assuming a director continues service with the Company through that date. In addition, each designated independent director shall receive an additional pro-rated number of shares of restricted stock to compensate for their board service, if any, during the fourth quarter of 2011.

Designated Independent Director:	The Board of Directors of the Company shall determine which Board directors are “designated independent directors” who are eligible to participate in this Designated Directors Compensation Program.